Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Soleno Therapeutics, Inc. (the "Company") on Form S-8 (File No.’s 333-200175, 333-210563, 333-220056, 333-224070, 333-230402, 333-235999, 333-239496, 333-252014, 333-264035, 333-270285, 333-273816, 333-276548, 333-276785, 333-281339 and 333-285435) and Form S-3 (File No.'s 333-275120 and 333-276344) of our reports dated February 25, 2026, with respect to our audit of the consolidated financial statements of the Company as of and for the year ended December 31, 2025 and the effectiveness of internal control over financial reporting of the Company of December 31, 2025, which reports are included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.
San Francisco, CA February 25, 2026